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                                  Exhibit 5(c)
                                  ------------

                       Company Accounting Agreement with
                              The Bank of New York


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                          COMPANY ACCOUNTING AGREEMENT
                          ----------------------------

     AGREEMENT made as of this        day of January, 1993 by and between
The Walnut Street Funds, Inc., a Maryland corporation having its principal place of business at 1801 Park Drive, Suite 220, St. Louis, Missouri 63146 (hereinafter called the "Company") and The Bank of New York, a New York corporation authorized to do a banking business, having its principal place of business at 48 Wall Street, New York, New York 10286 (hereinafter called the "Bank").

                             W I T N E S S E T H:
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     In consideration of the mutual agreements herein contained, the Company and the Bank hereby agree as follows:

     1. The Company hereby appoints the Bank its agent to perform the duties hereinafter set forth.

     2. The Bank hereby accepts appointment as such agent and agrees to perform the duties hereinafter set forth.

     3. The Bank shall compute the net asset value per share of each Series of shares (the "Series") of the Company at such times and dates and in the manner specified in the then currently effective Prospectus of the Company. Securities of the Company shall be valued as set forth in the then currently effective Prospectus of the Company and the Company shall have sole responsibility for determining the method of valuation of Company securities. To the extent valuation of Company securities on such basis is at any time inconsistent with any applicable laws and/or regulations, the Company shall immediately so notify the Bank in writing and thereafter shall either furnish the Bank at all appropriate times with the values of the Company's securities or, subject to the prior approval of the Bank, instruct the Bank in writing to value Company securities in a manner which the Company then represents in writing to be consistent with all applicable laws and regulations.

     4. The Bank shall also compute the net income of each Series for dividend purposes and the net income per share at such times and dates and in the manner specified in the then currently effective Prospectus of the Company.

     5. The Company or the then acting investment adviser specified by the Company to the Bank (the "Adviser") may from time to time instruct the Bank in writing to compute the value



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of the securities of a Series, a Series' net asset value per share, the net income of a Series, or the net income per share of a Series in a manner other than as specified in paragraphs 3 and 4 of this Agreement; provided, however, that any such other methods of computation shall not be inconsistent with any applicable laws and regulations.

     6. The Company shall furnish or cause the Adviser to furnish the Bank with any and all instructions, explanations, information, specifications and documentation deemed necessary by the Bank in the performance of its duties hereunder, including, without limitation, the amounts, and/or written formula for calculating the amounts, and times of accrual of Company liabilities and expenses. The Company shall also at any time and from time to time furnish or cause the Adviser to furnish the Bank with bid, offer, and/or market values of Company securities if the same are not available to the Bank from a security pricing or similar service utilized, or subscribed to, by the Bank at the time such information is required for calculations hereunder. The Bank shall at no time or from time to time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service not listed on Schedule I hereto. Any specifications of the assets of the Company given to the Bank by the Company, and any changes in such specifications, including, without limitation, any additions thereto or deletions therefrom, shall be signed by two (2) officers of the Company, or shall be sent by an electronic date transmission system, containing such codes and passwords as the parties may agree upon.

     7. The Bank shall advise the Company, the Company's custodian and the Company's transfer agent of the net asset value per share, the net income and the net income per share of each Series upon completion of the computations required to be made by the Bank pursuant to this Agreement. A summary specifying NAV shall be provided the same day, and a detailed report shall be electronically provided or electronically available by the next business day, all in accordance with electronic transmission protocols agreed to by the Bank and the Company. In addition, for so long as net income and net income per share is determined by the Company as of 2:00 p.m. New York time, the Bank shall provide to National Financial Services Corporation ("NFSC") on each business day by 4:45 p.m. New York time the net income per share on such business day, such provision to be accomplished by the Bank's sending a facsimile transmission to NFSC at the address last provided by NFSC to the Bank for such purpose.

     8. The Bank shall, as agent for the Company, maintain and keep current the books, accounts and other documents, if any, listed in Appendix A hereto and made a part hereof, as such Appendix A may be amended from time to time, and preserve any such books, accounts and other documents in accordance


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with the applicable provisions of Rule 31a-2 of the General Rules and
Regulations under the Investment Company Act of 1940, as amended (the "Rules"). Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Company during the Bank's normal business hours.

     9. All records maintained and preserved by the Bank pursuant to this Agreement which the Company is required to maintain and preserve in accordance with the above-mentioned Rules shall be and remain the property of the Company and shall be surrendered to the Company or the Adviser, respectively promptly upon the respective request of either in the form in which such records have been maintained and preserved. Upon reasonable request of the Company or the Adviser, the Bank shall provide in hard copy or on micro-film, whichever the Bank shall elect, any records included in any such delivery which are maintained by the Bank on a computer disc, or are similarly maintained, and the Company shall reimburse the Bank for its reasonable expenses of providing such hard copy or micro-film.

     10. The Bank, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by the Company or the Adviser and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including without limitation, valuations of securities held as part of the portfolios of the Series; the amounts and/or formula for calculating the amounts and times of accrual of Series' liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of the portfolio securities of the Series; and amounts receivable or amounts payable for the sale or redemption of Company shares effected by or on behalf of the Series.
In the event the Bank's computations hereunder require, in whole or in part, information, including, without limitation, bid, offer and/or market values of securities or other assets, or accruals of interest or earnings thereon, which is not furnished by the Company because the same is available to the Bank from a pricing or similar service listed on Schedule I hereto utilized, or subscribed to, by the Bank which the Bank in its judgment deems reliable, the Bank shall not be responsible for, under any duty to inquire into, nor deemed to make any assurances with respect to, the accuracy or completeness of such information. From time to time Schedule I may be amended by the parties hereto to add or delete a service, provided that the costs of any service added are borne by the Company, and provided further that the Bank shall in no event be required to utilize any service unless such service is available to the Bank by a means compatible with the Bank's then existing electronic data facilities.


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     11.  The Bank shall not be required to inquire into any valuation of securities or other assets by the Company or any third party described in preceding paragraph 10 hereof, even though the Bank in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

     12. The Bank, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Company is or will be actually paid, but will accrue such interest until otherwise instructed by the Company.

     13. The Bank shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within and without the Bank, mechanical breakdowns, flood or catastrophe, acts of God, or failures of transportation, communication or power supply, or other similar circumstances. Nor shall the Bank be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than the Bank to supply any instructions, explanations, information, specifications or documentation deemed necessary by the Bank in the performance of its duties under this Agreement.

     14. No provision of this Agreement shall prevent the Bank from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by the Bank in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Company, shall be and remain the property of the Bank, and the Bank shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

     15. The Bank may, with respect to questions of law, apply to and obtain the advice and opinion of counsel to the Company or, at its own expense, its own counsel and shall be entitled to rely on the advice or opinion of such counsel. The costs of any such advice or opinion of counsel to the Company shall be borne by the Company.

     16. The Bank shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the


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incompleteness or inaccuracy of any specifications or other information furnished by the Company, or for delays caused by circumstances beyond the Bank's control, unless such loss, damage or expense arises out of the bad faith, negligence, or willful misconduct of the Bank. In no event shall the Bank be liable to the Company or any third party for special, indirect, or consequential damages, or for loss profits or loss of business, arising under or in connection with this Agreement, even if previously informed of possibility of such damages and regardless of the form of action.

     17. Without limiting the generality of the foregoing, the Company shall indemnify the Bank against and save the Bank harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from the following:

          (a) Errors in records, information, specifications or documentation of any kind, as the case may be, supplied to the Bank by any third party described in preceding paragraph 10 hereof or by or on behalf of the Company;

          (b) Action or inaction taken or omitted to be taken by the Bank without bad faith, negligence or willful misconduct including actions pursuant to written instructions or explanations of an officer or employee of the Company or the Adviser; and

          (c) Any action taken or omitted to be taken by the Bank in good faith in accordance with the advice or opinion of counsel for the Company or its own counsel.

     18. In consideration for all of the services to be performed by the Bank as set forth herein the Bank shall be entitled to receive reimbursement for all reasonable out-of-pocket expenses and such compensation as may be agreed upon in writing from time to time between the Bank and the Company.

     19. This Agreement shall not be assignable by the Company without the prior written consent of the Bank, or by the Bank without the prior written consent of the Company.

     20. Either of the parties hereto may terminate this Agreement by giving the other party a notice in writing specifying the date of such termination, which shall not be less than sixty (60) days in case of a notice given by the Company, or 120 days in the case of a notice given by the Bank, after the date of giving of such notice. Upon the date set forth in such notice, the Bank shall deliver to the Company all records then the property of the Company and, upon such delivery, the Bank shall be relieved of all duties and responsibilities under this Agreement.


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     21.  This Agreement may not be amended or modified in any manner except by written agreement executed on behalf of both parties hereto.

     22. This Agreement is executed in the State of New York and all laws or rules of construction of the State of New York shall govern the rights, duties and obligations of the parties hereto.


     23. The performance and provisions of this Agreement are intended to benefit only the Bank and the Company, and no rights shall be granted to any other person by virtue of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                       By:  /s/ Timothy C. Nicholson
                                          -------------------------------------


Attest:


-----------------------------


                                       THE BANK OF NEW YORK


                                       By:   /s/ Al Ratcliffe
                                          -------------------------------------


Attest:


-----------------------------



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                  APPENDIX A TO COMPANY ACCOUNTING AGREEMENT
                                    BETWEEN
                              THE BANK OF NEW YORK
                                      AND

                             --------------------

     I.  The Bank of New York (the "Bank"), as agent for
(the "Company"), shall maintain the following records on a daily basis for each Series.

     1.  Report of priced portfolio securities
     2.  Statement of net asset value per share
     3.  New income of the Company for dividend proposes
     4.  Net income per share
     5.  Yield of the Company

     II. The Bank shall maintain the following records on a monthly basis for each Series:

     1.  General Ledger
     2.  General Journal
     3.  Cash Receipts Journal
     4.  Cash Disbursements Journal
     5.  Subscriptions Journal
     6.  Redemptions Journal
     7.  Accounts Receivable Reports
     8.  Accounts Payable Reports
     9.  Open Subscriptions/Redemption Reports
     10. Transaction (Securities) Journal
     11. Broker Net Trades Reports

     III. The Bank shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker's Ledger) on a semiannual basis for each Series. Schedule D shall be produced on an annual basis for each Series.

     The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Company's Auditors.

     IV. For internal control purposes, the Bank uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Series:

     1.  Securities bought
     2.  Securities sold
     3.  Interest received
     4.  Dividends received
     5.  Capital stock sold
     6.  Capital stock redeemed
     7.  Other income and expenses



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     All portfolio purchases for the Company are recorded to reflect expected maturity value and total cost including any prepaid interest.





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